Exhibit 10.5(B)

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of January 29, 2009 (the “Effective Date”), by and between Rubicon Technology, Inc., a Delaware corporation (the “Company”), and Raja M. Parvez, resident of the State of Pennsylvania (the “Executive”).

PRELIMINARY STATEMENTS

The Company is in the business of providing material science solutions of sapphire and other advanced technology materials for the Opto-electrics Semiconductor Fabrication, Optical and Laser and Telecommunications Marketplaces (“Company’s Business”); provided, however, the term shall be deemed amended to reflect any actual change in the Company’s Business after the date hereof but prior to the day following the date on which Executive shall cease to be employed by the Company (as reflected in the minutes of the Board of Directors of the Company prior to the Termination Date (as defined below) or the Resignation Date (as defined below), as applicable).

The Executive has been and will be employed by the Company and, as a result of such employment, has and will become acquainted with the affairs of the Company and its personnel, services, products, and business practices and relationships and other Confidential Information (as defined in Section 5 below). This Agreement is entered into for, among other things, the protection of the Company’s business relationships, goodwill and going business value and the prevention of the unauthorized use or disclosure of any Confidential Information by the Executive.

AGREEMENT

In consideration of the premises and the mutual promises and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Employment and Duties.

(a) Employment Duties. Throughout the Employment Term (as defined in Section 2 below) the Executive shall serve President and Chief Executive Officer of the Company, and shall report to the Board of Directors of the Company (the “Board”). Throughout the Employment Term, the Executive shall: (i) devote his working hours, on a full-time basis, to his duties and responsibilities to the Company; (ii) faithfully and loyally serve the Company; (iii) comply in all material respects with all lawful directions and instructions given to him by the Board; (iv) use his best efforts to promote and serve the interests of the Company and (v) subject to his being elected by the shareholders of the Company, serve as a member of the Board of Directors of the Company. The Executive shall comply in all material respects with all applicable laws, rules and regulations relating to the performance of the Executive’s duties and responsibilities hereunder. The Board will use its reasonable efforts to cause the Executive to be elected to the Board at each election during the Term at which the Executive stands for reelection.

(b) Exclusive Employment. Throughout the Employment Term, the Executive shall not render his services, directly or indirectly, to any person or entity other than the Company without the prior consent of the Board, which may be withheld or granted by the Board in its sole discretion. The Executive shall not engage in any activity which would materially interfere with the faithful and timely performance of his duties under this Agreement; provided, however, the Executive may, subject to the prior consent of the Board, which shall not be unreasonably withheld, serve as a director of any other company, so long as such service does not unreasonably and materially interfere with the timely performance of the Executive’s duties under this Agreement.

Section 2. Employment Term. The Executive’s employment with the Company, pursuant to this Agreement, shall commence on January 1, 2009 and shall continue thereafter (the “Term”), unless a notice of termination by the Company or resignation by the

Executive is given in writing by the Company or the Executive, as the case may be, to the other party not less than sixty (60) days prior to the desired effective date of termination or resignation. The Executive’s employment by the Company shall also be subject to termination at any time during the Term as provided in Section 4. As used herein, “Employment Term” shall mean the actual period of time during which the Executive is employed by the Company under the terms and conditions of this Agreement.

Section 3. Compensation and Other Benefits. During the Employment Term, the Company shall pay and provide the following compensation and other benefits to the Executive as full compensation for all services rendered by the Executive to the Company:

(a) Annual Salary. In exchange for the Executive’s performance under the terms of this Agreement, the annual salary shall be Three Hundred Fifty Thousand Dollars ($350,000) (the “Annual Salary”). The Annual Salary shall he paid in accordance with the then-prevailing payroll practices of the Company, less applicable taxes, payroll deductions and withholdings required by law. The Company agrees that the Board shall review the Annual Salary on an annual basis and make appropriate adjustments thereto from time to time.

(b) Bonuses. The Executive shall be eligible for the following bonus (the “Annual Bonus”):

For each calendar year during the Employment Term, the Executive shall be eligible to receive an annual discretionary bonus from the Company not to exceed One Hundred Seventy-Five Thousand Dollars ($175,000) based upon the achievement of certain objectives and criteria mutually agreed upon by the Board and the Executive. For the 2009 calendar year, if not previously established, the Board and the Executive shall agree upon the bonus objectives and criteria within sixty (60) days of the Effective Date. For all calendar years thereafter, the Board and the Executive shall agree upon the bonus objectives and criteria on or before December 31” of the immediately preceding calendar year.

The amount of the Annual Bonus shall he subject to applicable taxes, payroll deductions and withholding, as required by law.

(c) Stock Option Plan. On or about February 27, 2009, provided that the Executive is then still employed by the Company, the Executive shall be granted an Option (the “Option”) under the Rubicon Technology, Inc. Stock Option Plan (the “Plan”), to purchase 300,000 shares of common stock, with a par value of $0.001 per share, of the Company (collectively, the “Common Shares”) at a purchase price per Common Share determined in accordance with the Plan on the date of the grant, which shall vest as provided by the Option Agreement (as defined below). The Option is subject to normal dilution in the event of further issuances (or deemed issuances) of capital stock by the Company. The Option shall also he subject to all of the terms and conditions under the Plan and that certain Option Agreement attached hereto as Exhibit 3(c) (the “Option Agreement”). Notwithstanding the foregoing sentence, in the event that the Executive’s employment with the Company is terminated without Cause (pursuant to Section 4(b)) or voluntarily for Good Reason (pursuant to Section 4(d)), any vesting provisions relating to the option in the Option Agreement shall he accelerated by rounding up to the next full vesting year, without any further action by the parties hereto; provided, however, that the Executive executes and delivers to the Company a complete release of all claims that the Executive may have against the Company in form and substance, reasonably acceptable to the Company.

(d) Employee Benefit Plans. The Executive shall be eligible to participate in all employee benefit plans offered by the Company, but participation shall be subject to all of the terms and conditions of such plans applicable to all such employees, including all waiting periods, eligibility requirements, contributions, exclusions and. other similar conditions or limitations.

(e) Vacation Leave. The Executive shall be entitled to twenty (20) calendar days of vacation leave per calendar year, to he taken at such times as mutually agreed upon by the Board arid the Executive. The Executive shall accrue and receive full compensation and benefits during his vacation leave periods. Unused vacation time shall not entitle the Executive to any additional compensation.

(f) Relocation Expenses. Subject to the conditions described in this Section3(f), within thirty (30) days after the Executive’s submission to the Company of appropriate supporting documentation, the Company shall pay or reimburse to the Executive an amount equal to the reasonable relocation expenses incurred by the Executive between the Effective Date and December 31, 2009, determined by the Company in its sole discretion to be necessary to allow the Executive to relocate to the Chicago, Illinois metropolitan area in connection with his employment with the Company, not to exceed a maximum amount of Fifty Thousand Dollars ($50,000). The Company’s obligation under this Paragraph 3(f) shall terminate if the Executive’s employment with the Company has been terminated for Cause (as determined pursuant to Section 4(a)) or terminated voluntarily by the Executive (pursuant to Section 4(c). In the event that the Executive’s employment with the Company is terminated without Cause (pursuant to Section 4(b)), terminated voluntarily for Good Reason (pursuant to Section 4(d)) terminated by death or Permanent Disability (pursuant to Section 4(e) or (f)) after the Executive has incurred a reimbursable expense, the Company’s reimbursement obligation shall not be affected.

(g) Commuting Expenses. For the time between the Effective Date and December 31, 2009, the Company shall reimburse the Executive for all reasonable travel expenses incurred by the Executive for travel from Pennsylvania to Chicago or other locations requested by the Company in the scope of his employment hereunder. For the time between the Effective Date and December 31, 2009, the Company shall reimburse the Executive, consistent with the Company’s policies and procedures, for his reasonable commuting expenses (which shall be defined to include all travel and lodging costs, all meal expenses and other miscellaneous costs) associated with maintaining a presence in Chicago, Illinois prior to the Executive’s relocation. Such stipend shall he paid in accordance with the then-prevailing payroll practices of the Company, less applicable taxes, payroll deductions and withholdings required by law. The aggregate amount of reimbursements to the Executive under this Section 3(g) shall not exceed $80,000.

(h) Other Expenses. The Company shall reimburse the Executive for all reasonable and ordinary out-of-pocket business expenses incurred by the Executive in the scope of his employment hereunder. The Executive shall submit itemized expense reports in order to obtain reimbursement of expenses and shall submit with such expense reports such records and logs as may be required by the relevant taxing authorities for the substantiation of each such business expense as a deduction on the Company’s income tax returns.

Section 4. Termination of Employment. The Executive’s employment with the Company shall be subject to termination as follows:

(a) Termination for Cause. The Company may immediately terminate the Executive for Cause (as defined below) by giving written notice to the Executive in the event of a termination for Cause, the Executive shall be entitled to payment of that portion of any of Executive’s Annual Salary that the Executive earned through and including the. Termination Date, at the rate of the Annual Salary in effect at that time, and any Annual Bonus declared prior to the Termination Date that remains unpaid, subject to any offset or recoupment rights of the Company and any other rights or remedies applicable to any breach of this Agreement by the Executive prior to the Termination Date. Except as provided herein or required by applicable law, the Executive shall not be entitled to any other compensation or benefits. Termination for “Cause” shall mean termination by the Board of the Executive’s employment with the Company, after a good faith determination by the Board at a meeting called and held for that purpose, or in a written consent to resolutions signed by all members of the Board, and after reasonable notice to the Executive, that the Executive:

(i) has willfully engaged in misconduct materially and adversely affecting the Company:

(ii) engaged in theft, fraud, embezzlement or similar behavior;

(iii) has been indicted or convicted of a felony; or

(iv) willfully continued, following a specified correction period of net less than thirty (30) calendar days, to fail to substantially perform the material duties of his position with the Company, other than failure resulting from incapacity due to physical or mental illness, after a demand for substantial performance is delivered to the Executive by the Board which identifies the manner in which the Board in good faith believes that the Executive has not substantially performed his material duties and specifies the reasonable time period for correction, which shall not be less than ten (10) calendar days.

(b) Termination Without Cause. The Company may, in its sole discretion, terminate the Executive without Cause, by providing written notice to the Executive (the “Termination Notice”) at least sixty (60) calendar days prior to the Termination Date. In the event of a termination without Cause, the Executive shall he entitled (i) payment of that portion of any of Executive’s Annual Salary that the Executive earned through and including the Termination Date, at the rate of the Annual Salary in effect at that time; (ii) any bonus declared prior to the Termination Date that remains unpaid; (iii) payment of an amount equal to the sum of the Executive’s Annual Salary at the rate of the Annual Salary in effect at that time and the maximum Annual Bonus (without any duplication of the amount payable under (ii)) (the “Severance Payment”), which shall be payable by the Company to the Executive in two (2) equal installments: (A) the first installment shall be due and payable on the Termination Date and (b) the second installment shall be due and payable on the six (6) month anniversary of the Termination Date; and (iv) accelerated vesting of the Option pursuant to Section 3(c); provided, however, that the Executive executes and delivers to the Company a complete release agreement in form and substance reasonably acceptable to the Company. In addition, the Company shall be obligated to continue any health and welfare benefits provided to the Executive under Section 3(e) throughout the period commencing on the Termination Date and continuing for a twelve-month period thereafter. Except as provided herein or required by applicable law, the Executive shall not be entitled to any other compensation or benefits. With respect to the payments to be made to the Executive by the Company under this subsection (b), such payments shall be less applicable taxes, payroll deductions and withholdings required by law.

(c) Resignation. The Executive may resign from his employment with the Company at any time by providing written notice to the Company thirty (30) calendar days prior to the Resignation Date. In the event of resignation, the Executive shall be entitled to payment of that portion of the Executive’s Annual Salary that the Executive earned through and including the Resignation Date, at the rate of the Annual Salary in effect at that time, and any bonus declared by the Board prior to the Resignation Date that remains unpaid. Except as provided herein (including, without limitation in Section 4(d)) or required by applicable law, the Executive shall not be entitled to any other compensation or benefits.

(d) Resignation for Good Reason. Notwithstanding Section 4(c), the Executive may terminate his employment by the Company for Good Reason (as defined below) by providing written notice thereof to the Company (the “Resignation Notice”) at least thirty (30) days prior to the Resignation Date, which notice shall set forth in reasonable detail the nature of the facts and circumstances which constitute Good Reason and the Company shall have sixty (60) days after receipt of the Resignation Notice to cure in all material respects the facts and circumstances which constitute Good Reason. In the event of a termination for Good Reason, the Executive shall be entitled to the Severance Payment, which shall be payable by the Company to the Executive in two (2) installments: (A) the first installment shall be due and payable on the Resignation Date and (b) the second installment shall be due and payable on the six (6) month anniversary of the Resignation Date: and (iv) accelerated vesting of the Option pursuant to Section 3(e); provided, however, that the Executive executes and delivers to the Company a complete release of all claims that the Executive may have against the Company in form and substance reasonably acceptable to the Company. In addition, the Company shall be obligated to continue any health and welfare benefits provided to the Executive under Section 3(e) throughout the period commencing on the Resignation Date and continuing for the twelve (12)-month period thereafter. Except as provided herein or required by applicable law, the Executive shall not be entitled to any other compensation or benefits. With respect to the payments to he made to the Executive by the Company under this subsection (d), such payments shall be less applicable taxes; payroll deductions and withholdings required by law. For purposes of this Agreement, “Good Reason” means the resignation of the Executive’s employment by the Company by the Executive, because of (A) any material reduction in the Executive’s Annual Salary or material diminution of the benefits outlined in Section 3 above, other than a reduction applicable to all other similarly situated participants, (B) a substantial diminution in the duties, responsibilities or titles of the Executive, but only if uncured in accordance with the foregoing provisions hereof, or (C) being required by the Board to relocate (for a period longer than six (6) consecutive months) greater than 100 miles from the Chicago, Illinois metropolitan area in order to maintain employment with the Company pursuant to this Agreement.

(e) Death. If the Executive dies, his employment with the Company shall automatically terminate on the date of his death. The Executive’s estate or personal representative shall be entitled to receive that portion of the Annual Salary that the Executive earned through and including the date of the Executive’s death, at the rate of the Annual Salary in effect at that time, and any bonus declared prior to the date of the Executive’s death that remains unpaid. Except as provided herein or required by applicable law, neither the Executive’s estate not his personal representative shall be entitled to any other compensation or benefits.

(f) Disability. The Executive shall be deemed “Permanently Disabled” when he has suffered any medically determinable physical or mental illness, injury or infirmity that prevents the Executive from performing his responsibilities under this Agreement and which disability. has lasted or can be expected to last for a continuous period of not less than 120 calendar days and that the Board determines in good faith that such illness or other disability is likely to continue for at least the next succeeding thirty (30) calendar days. The determination that the physical or mental illness, injury or infirmity constitutes a Disability shall be made by a medical doctor who is not an employee of the Company and who is reasonably selected by the Company and reasonably acceptable to the Executive (unless the Company and the Executive reach mutual agreement regarding the existence of a Disability) and such determination shall be binding on both parties (including any guardians or representatives for the Executive). The Executive must submit to at least one (1) examination by the designated medical doctor and the Executive hereby authorizes the disclosure and release to the Company of such determination and all supporting medical records. If the Executive becomes Permanently Disabled, the Company may terminate the Executive’s employment with the Company as a result of the Permanent Disability by providing written notice to the Executive thirty (30) calendar days prior to the Termination Date, or the Executive may resign from his employment with the Company by providing written notice to the Company thirty (30) calendar days prior to the Resignation Date. If the Executive resigns from employment with the Company as a result of a Permanent Disability or the Company terminates the Executive’s employment as a result of’ a Permanent Disability, the Executive shall be entitled to receive that portion of the Annual Salary, at the rate in effect when he became Permanently Disabled, that he earned through and including the Termination Dale or Resignation Date, as applicable, less any amounts the Executive is entitled to receive under any disability insurance policy maintained by the Company through the Termination Date. Except as provided herein or required by applicable law, the Executive shall not be entitled to any other compensation or benefits.

(g) Termination Subsequent to a Change in Control. Notwithstanding anything above to the contrary, in the event that the Company, at any time within two (2) years after a Change in Control (as defined below), terminates the Executive without Cause or the Executive resigns with Good Reason, the Executive shall be entitled to the payments and benefits set forth in Sections 4(b) and 4(d), except that, in lieu of the payment pursuant to Section 4(b)(iii) or 4(d)(iii), the Company shall pay to the Executive a lump sum payment within thirty (30) days of the Termination Date or Resignation Date, as the case may be, equal to two (2) times the Severance Payment, less applicable taxes, payroll deductions and withholdings required by law. In addition, any unvested options under any then existing Option Agreement shall immediately be fully vested and exercisable by the Executive. Notwithstanding the foregoing, if the independent accountants acting as auditors for the Company on the date of the Change in Control determine that such single payment, together with other compensation received by the Executive, would constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations thereunder, the single payment to the Executive shall be reduced to the maximum amount which may be paid without such payments in the aggregate constituting “excess parachute payments”, provided that such amount shall not be reduced below the payment as set forth in Section 4(b)(iii) or 4(d)(iii) as referenced above. For purposes of this Agreement, “Change in Control” means the occurrence of: (A) any consolidation or merger of the Company pursuant to which the stockholders of the Company immediately before the transaction do not retain immediately after the transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the transaction, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the outstanding voting securities of the surviving business entity; (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company other than any sale, lease, exchange or other transfer to any company where the Company owns, directly or indirectly, 100% of the outstanding voting securities of such company after any such transfer; or (C) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than 50% of the voting stock of the Company.

(h) This paragraph 4(h) shall apply as long as the Executive is a specified employee for purposes of Section 409A of the Code. The determination of whether the Executive is a “specified employee” shall be made in accordance with the policy of the Company or, if none, under the default rules in Section 1.409A-1(i) of the Treasury Regulations. Any amount otherwise payable to the Executive on account of the Executive’s separation from service as defined in Section 1.409A-1(h) of the Treasury Regulations that exceeds the limit provided in Section 1.409A-1(b)(9)(iii) of the Treasury Regulations shall not be paid before the date which is 6 months and a day after the date of the Executive’s separation from service (or, if earlier, the date of the Executive’s death). Upon the expiration of the six-month deferral period referred to in the preceding sentence or the Executive’s death, all payments deferred pursuant to the preceding sentence shall be paid to the Executive (or the Executive’s estate in the event of the Executive’s death) in a lump sum.

Section 5. Confidentiality. For purposes of this Section 5, the term “Company” shall include, in addition to the Company, its affiliates, subsidiaries and any of their respective predecessors, successors and assigns.

(a) Confidential Information. As used in this Agreement. “Confidential Information” means any and all confidential. proprietary or other information, whether or not originated by the Executive or the Company, which is in any way related to the past Of present Company’s Business and is either designated as confidential or riot generally known by or available to the public. Confidential Information includes, but is not limited to (whether or not reduced to writing or designated as confidential) (i) information regarding the Company’s existing and potential customers and vendors (ii) any contracts (including the existence and contents thereof and parties thereto) to which the Company is a party or is bound; (iii) information regarding products and services being purchased or leased by or provided to the Company: (iv) information received by the Company from third parties under an obligation of confidentiality, restricted disclosure or restricted use: (v) personnel and financial information of the Company; (vi) information with respect to the Company’s products, services, facilities, business methods, systems, trade secrets, technical know-how, and other intellectual property; (vii) -marketing and developmental plans and techniques, price and cost data, forecasts and forecast assumptions, and potential strategies of the Company; and (viii) any other information relating to the Company which was obtained by the Executive in connection with his employment by the Company, whether before, on or after the Effective Date.

(b) Non-Disclosure and Non.-Use of Confidential Information. The Executive acknowledges that the Confidential Information of the Company is a valuable, unique asset of the Company and the Executive’s unauthorized use or disclosure thereof could cause irreparable harm to the Company for which no remedy at law could be adequate. Accordingly, the Executive agrees that he shall hold all Confidential Information of the Company in strict confidence and solely for the benefit of the Company, and that, except as necessary in the course of Executive’s duties as an employee of the [company; he shall not, directly or indirectly, disclose or use or authorize any third party to disclose or use any Confidential Information. The Executive shall follow all the Company policies and procedures to protect all Confidential information and take any additional precautions necessary to preserve and protect the use or disclosure of any Confidential Information at all times.

(c) Ownership of Confidential Information. The Executive acknowledges and agrees that all Confidential information is and shall remain the exclusive property of the Company, whether or not prepared in whole or in part by the Executive (other than information prepared prior to his employment by the. Company) and whether or not disclosed to or entrusted lo the custody of the Executive. Upon the termination or resignation of his employment by the Company, or at any other time at the request of the Company, the Executive shall promptly deliver to the Company all documents, tapes, disks, or other storage media and any other materials, and all copies thereof in whatever form, in the possession of the Executive pertaining to the Company’s Business, including, but not limited to, any containing Confidential Information.

(d) Public Information. Notwithstanding anything contained in this Agreement to the contrary, information which is generally available or accessible to the public shall be deemed Confidential Information of the Company if such information was retrieved, gathered, assembled or maintained by the Company in such a manner not available to the public or for a purpose beneficial to the Company. From time to time, the Company may, for its own benefit, choose to place certain Confidential Information or records of the Company in the public domain. Notwithstanding anything contained in this Agreement to the contrary, the fact that such Confidential Information may be made available to the public in a limited form and under limited circumstances does not change the confidential and proprietary nature of such information, and does riot release the Executive from his duties with respect to such Confidential Information as set forth in this Agreement.

(e) Survival. The Executive’s obligations set forth in this Section 5, and the Company’s rights and remedies with respect hereto, shall survive the termination of this Agreement arid the Executive’s employment by the Company, regardless of the reason therefor for a period of five (5) years.

Section 6. Restrictive Covenants. For purposes of this Section 6, the term “Company” shall include, in addition to the Company, its affiliates, subsidiaries and any of their respective predecessors, successors and assigns.

(a) Non-Competition. The Executive shall not, during the Restricted Period and within the Restricted Area (each as defined in subsection (c) below), directly or indirectly, perform on behalf of any Competitor (as debited in subsection (c) below) the same or similar services as those that Executive performed for the Company during the Executive’s employment by the Company or otherwise. In addition, the Executive shall not, during the Restricted Period or within the Restricted Area, directly or indirectly engage in, own, manage, operate, join, control, lend money or other assistance to, or participate in or be connected with as an officer, director, member, manager, partner, shareholder, consultant, employee, agent, or otherwise), any Competitor.

(b) Non-Solicitation. During the Restricted Period, the Executive shall not, directly or indirectly, for himself or on behalf of any Person (as defined in subsection (c) below), (i) solicit or attempt to solicit any Customers (as defined in subsection (c) below) or prospective Customers with whom the Executive had contact at any time during the Executive’s employment by the Company for purposes of soliciting the sale or competing products: (ii) divert or attempt to divert any business of the Company to any other Person: (iii) solicit or attempt to solicit for employment, endeavor to entice away from the Company., recruit, hire, or otherwise interfere with the Company’s relationship with. any Person who is employed by or otherwise engaged to perform services for the Company (or was employed or otherwise engaged to perform services for the Company, as of any given time, within the immediately preceding twenty-four (24) month period); (iv) cause or assist, or attempt to cause or assist, any employee or other service provider to leave the Company; or (v) otherwise interfere in any manner with the employment or business relationships of the Company or the business or operations then being conducted by the Company.

(c) Definitions. For purposes of this Section 6, the .following definitions have the following meanings:

(i) “Competitor” means any Person that engages in a business that is substantially the same as, or similar to. the Company’s Business, as an example. the production of light omitting diode technology’ is of primary use in the lighting industry, but a competitor shall not be deemed to be a Person who manufactures lights but is not involved in light omitting diode technology.

(ii) “Customer” means any Person which, as of any given date, used or purchased or contracted to use or purchase any services or products from the Company within the immediately preceding twenty-four (24) month period.

(iii) “Person” means any individual, corporation, partnership, joint venture) association,, limited liability company, joint-stock company, trust, or unincorporated organization, or any governmental agency, officer, department, commission, board, bureau, or instrumentality thereof.

(iv) “Restricted Area” means, because the market for Company’s Business is global, or has the potential of being global, and is not dependent upon the physical location or presence of the Company, the Executive, or any individual or entity that may be in violation at’ this Agreement, the broadest geographic region enforceable by law (excluding any location where this type of restriction is prohibited by law) as follows: (A) everywhere in the world that has access to

Company’s Business because of the availability of the Internet; (B) everywhere in the world that the. Executive has the ability to compete with Company’s Business through the Internet: (C) each state, commonwealth, territory; province and other political subdivision located in ‘North America; (D) each state, commonwealth, territory and other political subdivision of the United States of America; (E) Indiana and any state in which the Executive has performed any services for the Company; (F) any geographical area in which the Company has performed any services or sold any products; (G) any geographical area in which the Company or any of its subsidiaries have engaged in Company’s Business, which has resulted in aggregate sales revenues of at least $25;000 during any year in the five (5) year period immediately preceding the commencement of the Restricted Period: (H) any state or other jurisdiction where the Company had an office at any time during the Executive’s employment by the Company, (I) within one hundred (100) miles of any location in which the Company had an office at any time during the Executive’s employment by the Company; and (J) within one hundred (100) miles of any location in which the Executive provided services for the Company.

(v) “Restricted Period” means the period of time during the Executive’s employment by the Company plus a period of twelve (12) months from the Termination Date or Resignation Date, as applicable. In the event of a breach of this Agreement by the Executive, the Restricted Period will be extended automatically by the period of the breach.

(d) Survival. The Executive’s obligations set forth in this Section. 6, and the Company’s rights and remedies with respect thereto, will remain in full force and effect during the Restricted Period and. if a legal action is pending in a court of general jurisdiction with respect to an alleged violation of this Section 6 by the Executive, then until entry of a final court order with respect to such dispute.

(e) Public Company Exception. The prohibitions contained in this Section 6 do not prohibit. the Executive’s ownership of stock which is publicly traded, provided that (1) the investment is passive, (2) the Executive has no other involvement with the company, (3) the Executive’s interest is less than five (5%) percent of the shares of the company, and (4) the Executive makes full disclosure to the Company of the stock at the time that the Executive acquires the shares of stock.

Section 7. Assignment of Inventions. Any and all inventions, improvements, discoveries, designs, works of authorship, concepts or ideas, or expressions thereof, whether or not subject to patents, copyrights. trademarks or service mark protections, and whether or not reduced to practice, that are conceived or developed by the Executive while employed with the Company and which relate to or result from the actual or anticipated business, work, research or investigation of the Company (collectively, “Inventions”), shall be the sole and exclusive property of the Company. The Executive shall do all things reasonably requested by the Company to assign to and vest in the Company the entire right, title and interest to any such Inventions and to obtain full protection therefor. Notwithstanding the foregoing, the provisions of this Agreement do not apply to an Invention far which no equipment, supplies, facility, or Confidential Information of the Company was used and which was developed entirely on the Executive’s own time, unless (a) the Invention relates (i) to Company’s Business, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by the Executive for the Company.

Section 8. Reasonableness; Remedies; Arbitration.

(a) Reasonableness. The Executive has carefully considered the nature, extent and duration of the restrictions and obligations contained in this Agreement. including, without limitation, the geographical coverage contained in Section 6 and the time periods contained in Section 5 and Section 6, and acknowledges and agrees that such restrictions are fair and reasonable in all respects to protect the legitimate interests of the Company and that these restrictions are designed for the reasonable protection of Company’s Business.

(b) Remedies. The Executive recognizes that any breach of this Agreement shall cause irreparable injury to the, Company, inadequately compensable in. monetary damages. Accordingly, in addition to any other legal or equitable remedies that may be available to the Company, the Executive agrees that the Company shall be able to seek and obtain injunctive relief in the form of a temporary restraining order, preliminary injunction, or permanent injunction, in each case without notice or bond, against

Executive to enforce this Agreement. The Company shall not be required to demonstrate actual injury or damage to obtain injunctive relief from the courts. To the extent that any damages are calculable resulting from the breach of this Agreement, the Company shall also he entitled to recover damages, including, but not limited to, any lost profits of the Company and/or its affiliates or subsidiaries. For purposes of this Agreement, lost profits of the Company shall he deemed to include all gross revenues resulting from any activity of the Executive in violation of this Agreement and all such revenues shall be held in trust for the benefit of the Company. Any recovery of damages by the Company shall be an addition to and not in lieu of the injunctive relief to which the Company is entitled. In no event will a damage recovery be considered a penalty in liquidated damages. In addition, in any action at law or in equity arising out of this Agreement, the prevailing party shall be entitled to recover, in addition to any damages caused by a breach of this Agreement, all costs and expenses, including, but not limited to, reasonable attorneys’ fees, expenses, and court costs incurred by such party in connection with such action or proceeding. Without limiting the Company’s rights under this Section 8(b) or any other remedies of the Company, if a court of competent jurisdiction determines that the Executive breached any of the provisions of Sections 5 or 6, the Company will have the right to cease making any payments or providing any benefits otherwise due to the Executive under the terms and conditions of this Agreement. The remedies set forth in this Section 8(b) shall be available under this Agreement for any breach of this Agreement, and shall only he narrowly limited as set forth in subsection (c) below.

(c) Arbitration. If the Executive is terminated for Cause, the Executive may contest the reason for his termination, but he may not require reinstatement. In the event the Executive contests the termination, the matter shall he submitted to arbitration at the request of the Executive, except as limited below. If the Executive resigns for a Good Reason, which is contested by the Company, either party may require the determination as to whether or not the resignation was for Good Reason to he submitted to arbitration, except as limited below. The arbitration process will be conducted as follows: (i) the Company and the Executive shall select one (1) arbitrator each, (ii) the selected arbitrators shall then select one (1) additional arbitrator, arid (iii) the three (3) arbitrators shall jointly select the rules and procedures that shall govern the arbitration. Notwithstanding the above, if the Executive is terminated for Cause due to the confidentiality, non-competition and non-solicitation provisions contained in Sections 5 and 6 hereof, such matter shall not be subject to arbitration. The sole issue for determination by the Arbitration panel shall be to determine whether or not the Board had good reason to believe that the Executive actually engaged in activities enumerated in Section 4(a)(i) – 4(a)(iv) above, so as to justify a “for Cause” termination, or if the Executive had good reason to believe that the actions taken by the Company justify a resignation by the Executive for Good Reason under Section 4(d). This arbitration provision shall relate solely and exclusively to termination for Cause of the Executive or resignation for Good Reason.

Section 9. Nonassignability, Binding Agreement.

(a) By the Executive. The Executive shall not assign, transfer or delegate this Agreement or any right, duty, obligation, or interest under this Agreement without the Company’s prior written consent: provided, however, that nothing shall preclude the Executive from designating beneficiaries to receive compensation or benefits, if any, payable under this Agreement upon his death.

(b) By the Company. The Company shall not assign. transfer or delegate this Agreement or any right, duty, obligation or intent under this Agreement without the Executive’s prior written consent: provided, however, that the Company may assign this Agreement and all of its rights and obligations hereunder to any person who or entity that shall acquire all or substantially all of the assets and properties of the Company in a bona fide sale transaction.

(c) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties, any successors or assigns of the Company and the Executive’s heirs and the personal representative(s) or executor(s) of the Executive’s estate.

Section 10. Definitions. The following capitalized terms shall have, throughout this Agreement, the following meanings:

(a) “Resignation Date” shall mean the date specified in the Resignation Notice, or the actual date the Executive terminates employment with the Company as the result of a resignation as provided in whichever occurs earlier.

(b) ‘Termination Date” shall mean the actual date the Executive ceases to he employed with the Company as a result of action taken by the Company, and not as a result of Executive’s resignation from employment.

Section 11. Severability. If a court of competent jurisdiction makes a final determination that any term or provision of this Agreement is invalid or unenforceable, and all rights u appeal the determination have been exhausted or the period of time during which any appeal of the determination may be perfected has been exhausted, the remaining terms and provisions shall be unimpaired and the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that most closely approximates the intention of the parties with respect to the invalid or unenforceable term or provision, as evidenced by the remaining valid and enforceable terms and conditions of this Agreement.

Section 12. Amendment. This Agreement may not be modified, amended, or waived in any manner except by a written instrument signed by both parties to this Agreement.

Section 13. Waiver. The waiver by any party of compliance by any other party with any provision or this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement (whether or not similar), or a continuing waiver or a waiver of any subsequent breach by a party of a provision of this Agreement. Performance by any of the parties of any act not required of it under the terms and conditions of this Agreement shall not constitute a waiver of the limitations on its obligations under this Agreement, and no performance shall estop that party from asserting those limitations as to any further or future performance of its obligations.

Section 14. Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Illinois, without regard to principles of conflict of laws of such State.

Section 15. Notices-. All notices required or desired to be given under this Agreement shall be in writing and shall he deemed to have been given if delivered in person and receipted for by the party to whom the notice is directed, mailed by certified or registered United States mail postage prepaid not later than the day upon which the notice is required to be given pursuant to this Agreement, or delivered by expedited courier, shipping prepaid, or mailed on the next business day, after the date on which it is so sent, and addressed as follows:

If to the Company, to:	Board of Directors Rubicon Technology, Inc. 9931 Franklin Avenue Franklin Park, Illinois 60131

If to the Executive. to:	Raja M. Parvez 3182 Ram beau Road Bethlehem, PA 18020

Either party may, by giving written notice to the other party, change the address to which notice shall then be sent.

Section 16. Prior Agreements. This Agreement is a complete and total integration of the understanding of the parties related to the Executive’s employment with the Company and supersedes all prior or contemporaneous negotiations, commitments, agreements, writings, and discussions with respect to the subject matter of this Agreement.

Section 17. Headings. The headings of the sections of this Agreement are inserted solely for convenience or reference and shall not be deemed to affect the meaning or interpretation of this Agreement.

Section 18. Counterparts. This Agreement may be executed in two (2) counterparts, each of which shall he deemed to he an original, but both of which together shall constitute one and the same Agreement.

Section 19. Statutory and Common Law Duties. The duties the Executive owes to the Company under this Agreement shall b deemed to include federal and state statutory and common law obligations of the Executive, and do not in any way supersede or limit any of the obligations or duties the Executive owes to the Company. This Agreement is intended, among other things. to supplement the provisions of the Illinois Uniform Trade Secrets Act, as enacted and amended from time to time

Section 20. Executive Acknowledgments.

(a) The Executive Has Read the Document. The Executive acknowledges and agrees that he has carefully read this entire Agreement and has been given sufficient opportunity to discuss this Agreement with the Company before signing.

(b) The Executive Has Had an Opportunity to Consult with Others. The Executive acknowledges and agrees that he has been given an adequate opportunity to consult with. his lawyer, accountant, tax advisor, spouse and other persons he deems appropriate concerning this Agreement and the terms and conditions hereof.

(c) Executive Has A Copy. The Executive acknowledges and agrees that he been given a copy of this Agreement.

(d) Signing is Acceptance. By signing, the Executive agrees to accept all of the terms and conditions of this Agreement and understands that the Company is relying upon the Executive’s stated acceptance of such terms and conditions.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

“COMPANY”		“EXECUTIVE”

RUBICON TECHNOLOGY, INC.

By:	/s/ Don N. Aquilano	/s/ Raja M. Parvez
	Don N. Aquilano, Chairman	Raja M. Parvez